EXHIBIT 10.26
2010 SALES COMPENSATION POLICY PROVISIONS APPLICABLE TO SVP, GLOBAL SALES*
*Excerpted from Company-wide 2010 Sales Compensation Policy

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INTRODUCTION
The purpose of this policy is to outline the Sales organization and administration of the Sales compensation program. The compensation program is designed to recognize and compensate the efforts and achievements of individual sales professionals and to provide incentives to meet Tekelec’s overall business objectives.
Sales Philosophy
Tekelec’s incentive plan is designed to reward individuals that meet and exceed their sales goals in support of Tekelec’s strategic objectives with uncapped cash incentives and President’s Club recognition.
Plan Period
This plan is in effect as of January 1, 2010 and will remain in effect until replaced or amended.
Plan Administration
This plan will be administered by the SVP of Global Sales with approval of the President and CEO or delegate and with oversight provided by the Sales Compensation Committee. Decisions on any questions regarding content, interpretation, or administration of the plan will be final and binding. The President and CEO reserves the right to apply, modify or waive application of any provision of this plan to any contracts that contain modified or special products or special pricing considerations of non-standard terms and conditions.
No changes to the policy and no exceptions to sales plan provisions will be authorized without the approval of the Sales Compensation Committee. Written requests to the Sales Compensation Committee for exceptions should be made by the SVP Global Sales. Any approved sales plan policy deviation or exception must be confirmed in writing and unless otherwise stated will only apply to the transaction being excepted. The President and CEO has final approval and authority over all decisions, rulings, and alterations of this policy. All changes will be made in writing and will be effective within thirty (30) days of notice.

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Ethical and Legal Standards
It is the policy of Tekelec to conduct business in a highly ethical manner. The employee may not offer, provide, solicit or receive any payment, goods, or services that are or appear to be a bribe, kickback, or other type of improper or illegal payment from anyone involved in an actual or potential business transaction. Tekelec Sales employees may provide gifts, favors, and entertainment to customers when they are consistent with Tekelec business practices and policies. All gifts and entertainment are to be of a nominal value and in good taste. Any violation of this policy will subject the employee to possible revocation of any incentive compensation provided by this Plan as well as possible disciplinary action up to and including termination and legal recourse.
Any fraud, misrepresentation or other malfeasance committed or aided by an employee in connection with a transaction will be considered a serious violation of an employee’s professional duties, and will result in the forfeiture of any commission the employee would otherwise have earned with respect to such transaction and will be considered grounds for immediate termination of employment. Such unethical acts include but are not limited to the following: proposing or entering into any unauthorized “side letter” or into any other understanding with the customer that is not reflected in a written contract signed by an authorized Tekelec representative; making false statements or claims (e.g., knowingly misrepresenting facts to Tekelec employees, customers or third parties with the intent to induce action or reliance on the deception); offering or providing bribes or kickbacks; misusing Tekelec’s or the customer’s confidential information; falsifying or withholding records or documents; failure to follow the Sales Policy issued by Tekelec from time to time; and intentionally delaying a contract or order to maximize commissions. Additional commitments and/or terms outside a customer contract, commonly referred to as “side letters,” may come in many forms and include (i) memos or letters to the customer, (ii) emails confirming additional terms or commitments, (iii) oral communications, (iv) new terms that will be reflected in an amended contract, or (v) any other forms of understanding with the customer that conflict with the terms of the customer contract.
Please refer to Tekelec’s Code of Business Conduct for Employees, Directors, and Officers for additional information.

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SALES OBJECTIVES AND ORGANIZATION
The key objective of the compensation plan is to provide a means of reward for outstanding field sales achievement. The level of compensation is based on the attainment of assigned sales quotas or objectives. The plan is also intended to attract, motivate, and retain the highest performing sales professionals.
The Sales organization is responsible for seeking out and successfully closing high-quality orders that meet Tekelec’s financial objectives. The Sales organization is also responsible for building and maintaining positive, long-term relationships with current and potential customers.
Eligibility
Participation in the Sales Compensation Plan is limited to individuals who are an integral part of the Tekelec selling process, influence and impact the customer’s buying decision, and are responsible for retiring a quota. Only the following Tekelec positions are included in the Plan:

Sales Positions

SVP Global Sales

[additional non-officer positions omitted]

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Quota
Quota is a sales target assigned to sales professionals measured in total dollars sold on a quarter and/or annual basis. This compensation plan provides for three types of quotas:
1.	Direct Quota — The sales objective assigned directly to a sales professional. The sum of all direct quotas equals the GPS’s objective for order input.

2.	Managed Quota — A rollup of the direct quotas assigned to individuals who report to a Sales Director or above.

3.	Tracking Quota — A sales objective assigned to a Sales Manager or product team that tracks a direct quota specific to a product or group of products.
For 2010, each Sales Employee may receive a specific quota for “Established” and “Emerging” products. ”Emerging” products are defined as performance monitoring and Mobile Messaging products along with Eagle XG and its associated applications and Services (PS, TekelecCare). ”Established” products are defined as Eagle plus Eagle based applications, Global Number Portability, and associated Services (PS, TekelecCare).
Quotas may be adjusted at any time in the event circumstances warrant modification. When possible, written notification will be provided thirty (30) days prior to the effective date. The SVP Sales and the Sales Compensation Committee must approve quota adjustments.
Quotes
Record of Discounts and Special Terms
It is a requirement that every quote presented to a customer, distributor, representative, or end user is prepared by the Tekelec quoting function. If discounts or special terms apply, then a document such as a letter or quote review form must be attached, clearly describing the nature of the discount or special terms. It must also contain the proper approval signatures. If there are cases in which this procedure is violated either willfully or through neglect, the employee may be subject to termination and the President and CEO may reduce or deny commission for the order in question.

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Quotes, Tools, and Forecasting
It is the responsibility of each sales employee to use the proper tools and procedures for quoting products and/or services to customers. This includes, but is not limited to, using the automated quote tools for Generally Available (GA) products, obtaining pre-GA quotes directly from the Quote and/or Product Management functions as appropriate, and entering these business opportunities in the Sales Forecasting tools with a high degree of completeness and accuracy. This information is vital to Tekelec’s successful operation from a manufacturing, as well as financial, perspective.
ORDERS
Definition of Orders
An order may be booked on the basis of a Purchase Order, a Contract, or any other document that satisfies the requirements of the Corporate Order Policy. Additionally, an order must be approved based on Tekelec’s Approval Authority Matrix, also available from Tekelec’s Finance team. The Corporate Order Policy and the Approval Authority Matrix are incorporated by reference into the 2010 Sales Compensation Policy — Please refer to Signal’s Finance link for Tekelec’s Corporate Order Policy. Note that there may be differences between what Tekelec is required to book as an order based on the Corporate Order Policy and the treatment of that order booking for commission purposes under this Sales Compensation Policy.
Windfall Provision
If a single order or collection of orders exceeds 200% of the quota for the sales employee’s annual quota period, or if delivery is scheduled over an extended period of time, a “windfall” may be declared. In such a situation the Compensation Committee will review the order. They may elect to:
a.	Make a payment

b.	Schedule the payment over time

c.	Reduce the payment

d.	Split the payment with other parties

e.	Make payments as revenue is taken
Debookings/Chargebacks
For product-related orders, debookings due to Tekelec’s inability to deliver the requested product on time will not reduce the sales employee’s approved

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commissions. Debookings that are the result of changes in the booked order due to customer requested changes will be charged back to the sales employee of record immediately. To minimize any hardship to the employee, Tekelec will consider repayment of approved commissions that had previously been paid on a debooked order over time, depending on the timing of the original payment. However, all chargebacks must be recovered within a twelve (12) month period and in accordance with the appropriate state, federal and country laws.
Any debooking on which commissions are charged back will also restore quota previously retired within the same calendar year. For significant amounts, the impact to quota retirement may be recognized over time, but in no case over a period longer than twelve (12) months. Any negative quota not reconciled within the same calendar year will be taken into consideration in the following year’s quota setting. Negative quotas will have an impact on accelerator qualification.
In the event the sales employee terminates employment with Tekelec prior to Tekelec recovering debooked commissions, these monies will be deducted from the sales employee’s final paycheck subject to the approval of Human Resources, the President and CEO and the Senior Vice President Global Sales.
Corporate Order Policy and Sales Compensation Policy Differences
There may be differences between what Tekelec is required to book as an order based on the Corporate Order Policy and the treatment of that order booking for commission purposes under this Sales Compensation Policy. Examples of those differences are highlighted below:
•	Offers made without the full binding commitment of the corporation as evidenced by the proper application of the Authority Approval Matrix and/or offers that knowingly and intentionally misrepresent the capabilities of the product are not eligible for commissions even though they may result in a financial obligation to Tekelec. Examples of these differences include orders agreed to outside of the defined approval process that Tekelec agrees to accept or offers that state transaction volume capabilities that are beyond Tekelec’s standard specifications.

•	In the event an order is renegotiated or cancelled, a full adjustment may result for financial reporting purposes. For commission purposes, whether the commission will be recovered using the Debooking approach indicated above will depend on whether: 1) the change in the order is due to changes in customer requests — commissions will be recovered for changes in customer requests (i.e. delivery timing) or 2) the change in the order is due to company performance delays — commissions will not be recovered due to a Company delay in meeting shipment dates. Changes in quality scoring as discussed in the next section on Compensation Plan Components may result from order

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changes and, if applicable to commissions, may result in debookings and the return of commissions without time limitation (i.e. unlimited “clawback” provisions).

•	Credit reductions may be required under the Corporate Order Policy after the order is booked due to a decline in the customer’s credit position. For commission purposes, provided Tekelec’s Credit department approved the customer at the time of the order, there will be no commission reduction for a subsequent change in the credit rating of the customer that may require a financial reporting adjustment. Every new customer must be approved by Credit without exception — refer to the Approval Authority Matrix.

•	Penalties due to performance criteria within the order (delivery dates, KPI’s) after the order was accepted by Tekelec will impact the order for financial reporting, but will not impact or reduce commissions approved for payment. As an example, an accepted order with a 12-week delivery lead-time that is not delivered for 20-weeks due to non-performance by Tekelec and results in a financial penalty to Tekelec would reduce the financial reporting value of the order, but would not reduce approved commissions.
The examples above are not intended to be all-inclusive. Cash collections often dictate the true intent of the customer arrangements. Any potential difference between the Corporate Order Policy and this Sales Compensation Policy will be subject to review and confirmation as to equitable treatment by the Sales Compensation Committee to ensure the intent of rewarding sales employees for performance is met while meeting Tekelec’s strategic and tactical objectives.

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COMPENSATION PLAN COMPONENTS
At the beginning of the year each commissioned sales professional will be provided with a specific compensation plan. This plan will consist of the approved compensation policy, specific sales assignment (e.g. territory, major account or product team), and quota by period measured, base salary and commission rate. While there may be some changes to individual plans during the year, the total compensation value for each individual generally will not change. There is also opportunity for each individual to exceed the total compensation value by exceeding quota. There is no cap on sales compensation.
Each sales professional must sign his/her specific compensation plan in the form of an executed quota sheet and return the plan to his/her manager. The manager is responsible for forwarding the compensation plan to the Director, Compensation & Benefits with the appropriate signatures. No commissions for the year will be paid before the signed quota sheets are returned to the Director, Compensation & Benefits.
The Sales Plan includes the following major compensation elements for all sales employees as follows:
Base Compensation (Salary)
Base Compensation is a specific amount paid to each sales professional on a bi-weekly or monthly basis, depending on the region. The base compensation for each sales professional is specified in his/her respective sales compensation packages.
Commissions
Commissions are paid in accordance with this plan only on the approval of the commission calculations by the Sales Compensation Committee. Generally, a commission rate will be established by dividing targeted commissions by the assigned quota. Each employee should refer to their individual Quota Sheets for their specific commission targets and commission rates. Additional information concerning Commissions follows in the next section of this Policy.
The Sales Commission Plan is a performance-based plan designed to place special emphasis on strategic products and accounts. Specific commission base rates are reflected in each sales professional’s assigned quota sheet, labeled “2010 Sales Commission Plan” and may change from time to time by product for strategic reasons. The base rate is calculated as your individual targeted commission divided by your total annual quota. As per the Quota section of this document, specific quota will be provided for each product line, “Emerging” and

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“Established”. In addition, product line targeted commission amounts will be provided.
Commissions for employees with direct and managed quota are calculated based on the quarter-end reports showing the sales employee’s booking totals where commissions are paid. The sales employee’s commission will be paid following approval by the Sales Compensation Committee.
•	Sales of ”Established” products, defined as Eagle plus Eagle based applications, Global Number Portability, and associated Services (PS, TekelecCare), will be compensated at a base commission rate of 80% of your base rate.

•	Sales of ”Emerging” products, defined as performance monitoring and Mobile Messaging products along with Eagle XG and its associated applications and Services (PS, TekelecCare) will be compensated at a multiplier of your base rate such that commissions will be earned at target when your quota plan is achieved.
For example: A sales professional’s quota sheet would be structured as follows:

Product Line Total (Base Rate) Established Emerging	Quota Assigned $10,000,000 $7,000,000 $3,000,000	Commission Target $101,000 $56,000 $45,000	Rate 1% 0.8% 1.5%
The above commission rates are subject to the following multipliers:
Established and Emerging Product Solutions to New Customers
New customers are limited to those customers which are nominated by the SVP of Sales and confirmed by the President and CEO and will generally only include those initial orders (and associated expansion orders placed in 2010) that exceed $250,000.

Tekelec will multiply the commission rate paid for orders of Established and Emerging product solutions into new customers by a factor of 125% of the Established or Emerging product line commission rate.

For example, given that a sales professional sells $7,000,000 of Established products to a New Customer; then his rate would be calculated as follows:

0.8% x 125% = 1% rate as extended (7,000,000 x 1% = $70,000)

If a sales professional sells $3,000,000 of Emerging products to a New Customer, then her rate would be calculated as follows:

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1.5% x 125% = 1.875% rate as extended (3,000,000 x 1.875% = $56,250)
Order Quality Adjustment Factor
For sales of Established product solutions into existing customers in 2010 valued at $500,000 or more, the “Order Quality Adjustment Factors” as described below will apply:
For orders received where all products are Generally Available in the quarter of order booking AND the quoted margin of the Established product portion is greater than 90%, Tekelec will award an “Order Quality Adjustment Factor Multiplier” of 125% against the Established portion of the solution. This provides a similar outcome to the New Customer adjustment described above.

For orders received where all products are NOT Generally Available in the quarter of order booking AND the quoted margin of the Established product portion is less than 40%, Tekelec will apply an “Order Quality Adjustment Factor Multiplier” of 80% against the Established portion of the solution.

For example, given that a sales professional sells $7,000,000 of Established products to an existing Customer at 39% margin and includes future functionality available 2 quarters after the order booking quarter; then his rate would be calculated as follows:

0.8% x 80% = 0.64% rate as extended (7,000,000 x 0.64% = $44,800)
All employees in Pre-Sales and former mBalance product sales positions will have their commissions calculated against a base rate of 100%
The “Order Quality Adjustment Factor Multiplier” may be adjusted at Tekelec’s sole discretion:
To assist sales employees in determining the potential commission for a particular quote, the quoting function will calculate the estimated scoring quality for a particular transaction as part of the transaction review process.
Commission Payments
Commissions will be calculated for every fiscal quarter and will be paid following approval with the employee’s regular paycheck in the second month following the end of the fiscal quarter or as soon as administratively feasible thereafter.

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Tekelec will pay 50% of total commission earned for all orders as adjusted by Quality and New Customer adjustments at the end of the fiscal quarter in which the order was booked with the remaining 50% for that order payable following the end of the next fiscal quarter provided the sales employee is still employed with Tekelec at the time of the second payment.
Tekelec will pay 100% of total commission earned for all SPIFs and Commissions on Revenue from prior sales compensation policies at the end of the fiscal quarter in which the event giving rise to the SPIFs or Revenue Recognition occurs.
Product orders subject to the Order Quality Adjustment Factor and/or the New Customer premiums that are subsequently debooked due to a change in the terms of the order will be re-scored and any adjustment to commissions will be deducted from the remaining commission payable upon the completion of the next quarter following the initial determination of a potential commission payment and will be subject to commission reductions from future commission calculations (“clawback provisions”).
In order to provide the highest order quality scoring, a VPA will initially be evaluated based on the anticipated order dates within the VPA. If no dates are specified, the scoring will be based on an assumed ratable order flow over the VPA term. VPA’s will be initially booked and commissioned at the Established Commission rate. Quality, New Customer or Emerging rates will be applied to the actual order and rates will be adjusted accordingly. SPIF’s will be added to the total commission earned.
Discounts
All discounts should be reflected on an official Tekelec quote. Discounting beyond a published discount schedule without approvals as defined in the Tekelec Authority Approval Matrix may make the employee subject to termination and the President and CEO may reduce or deny commission for the order in question.
Allocation of Discounts between Emerging and Established product lines will be in accordance with the customer’s purchase order. When discount allocation is not specified by the customer; such discount will be allocated ratably to each product solution based on the net pricing.
Other Adjustments
Commission payments will be calculated on the booked value of the order with the following modifications:
•	Commissions will not be paid on re-stocking charges.

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•	Commissions will not be paid on out-of-warranty technical support (TAC) services.
Commissions on Revenue — From Prior Sales Compensation Policies
Prior to 2007, Tekelec’s Sales Compensation Policies paid 50% on booked orders and 50% on revenue with revenue paid when recognized to the sales employee with that customer responsibility at the time of revenue recognition (not necessarily the sales employee who received the order component of the commission). To the extent there are outstanding commissions not yet paid pending revenue recognition from prior years, Tekelec will pay in 2010 the run out of those commissions based on the following approach to active sales employees:
•	Tekelec has taken a snapshot of the organizational structure as of 12/31/06 (“frozen structure”) and will approve through the Sales Compensation Committee and provide commissions on pending revenue when recognized to the sales person and sales team in place as of the end of 2006 to the extent possible by Tekelec’s new financial incentive compensation module.

•	To the extent the frozen structure cannot be tracked by Tekelec’s new financial incentive compensation module, Tekelec will pay the run out of recognized revenue based on the current organizational structure, adjusted by recommendations of the SVP Global Sales.
Terminated sales employees are not eligible for further approved commissions from this 2010 Sales Compensation Policy or any prior Tekelec Sales Compensation Policy.
Commissions on Termination
In the event a sales employee terminates Tekelec employment, whether on a voluntary or involuntary basis, commissions not yet approved by the Sales Compensation Committee from the order booking after the separation date will be forfeited, including the 50% of commissions held for payment in the subsequent fiscal quarter.

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TekelecCare Commissions
TekelecCare orders will retire quota and commissions and will be paid at the associated Established or Emerging product set base commission rate.
Extensions to TekelecCare orders will retire quota and commissions and will be paid at the associated Established or Emerging base commission rate only to the extent the customer prepays beyond the initial 12-month order. Multi-year TekelecCare orders that are not prepaid will be paid under future commission policies to the sales person of record for that account (which may not be the original sales person) as of the subsequent year’s cash recognition for the extension.
Accelerator Incentives
All employees under this 2010 Sales Compensation Policy, except as noted below, are eligible for accelerators for exceeding annual total quota target as indicated below:
•	150% multiplier for exceeding total quota.

•	200% multiplier for exceeding both the separately assigned quotas for Emerging and Established products.
Accelerators only apply to commissions earned on the portion of excess quota attainment.

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Addendum to the Tekelec 2010 Sales Compensation Policy
As provided for in the Tekelec 2010 Sales Compensation Policy, Tekelec reserves the right to make changes to the sales compensation policy during the year and will confirm all changes in writing to covered participants.
Effective for all sales made on or after July 5th, 2010 (2H2010), the “Order Quality Adjustment Factor” section (beginning on page 17) of the 2010 Tekelec Sales Compensation Policy has been amended as follows:

Order Quality Adjustment Factor
For all sales, excluding TekelecCare renewal orders, valued at $250,000 or more, the “Order Quality Adjustment Factors” as described below will apply:
1.	For orders received where the quoted margin is greater than 85%, Tekelec will award an “Order Quality Adjustment Factor Multiplier” of 125% against the commission rate in effect.

2.	For orders received where the quoted margin is less than 45%, Tekelec will apply an “Order Quality Adjustment Factor Multiplier” of 80% against the commission rate in effect.
For example, given that a sales professional with a commission rate of 0.8% sells $7,000,000 of products to at 39% margin; then his rate would be calculated as follows:
0.8% x 80% = 0.64% rate as extended (7,000,000 x 0.64% = $44,800)
For TekelecCare renewal orders, credits for product performance, failure to meet committed service level agreements, or concessions provided to customers for product or service quality below Tekelec’s standard will no longer be included in the quote for TekelecCare and thus will not reduce the order value or be considered in the determination of the Order Quality Adjustment Factor Multiplier as described below:
1.	For orders received that (a) maintain the price (i.e., (i) no “effective” reduction in price relative to the current installed base and/or (ii) not charging the full value for the quoted renewal rate) and (b) provide for annual billing and payment in advance, Tekelec will award an “Order Quality Adjustment Factor Multiplier” of 125% against the commission rate in effect.

2.	For orders received that result in a reduction in price of more than 5% either through (a) a reduction in price relative to the current installed base or (b) not charging the full value for the quoted renewal rate, Tekelec will apply an “Order Quality Adjustment Factor Multiplier” of 80% against the commission rate in effect.
Equipment taken out of service by the customer and therefore excluded from the current year’s offer will not be considered in determining the “Order Quality Adjustment Factor Multiplier”.

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	2010 Tekelec Commission Plan	Effective: July 3, 2010

Name:	Claudy, Wolrad

Region
GPS ALL

	1Q	2Q	3Q	4Q	TOTAL
Total Quota	73,600,000	115,000,000	117,845,000	181,555,000	488,000,000
Quota — Established	49,280,000	77,000,000	70,840,000	110,880,000	308,000,000
Quota — Emerging	24,320,000	38,000,000	47,005,000	70,675,000	180,000,000

Base Commission Rate	0.05543478%	0.05543478%	0.05225410%	0.05225410%		Commissions Targets

Established Rate	0.04434783%	0.04434783%	0.04180328%	0.04180328%		131,967 Established
Emerging Rate	0.07790046%	0.07790046%	0.06329460%	0.06329460%		123,033 Emerging

Commission rate >100% of annual quota (in one product group) 1.5 x rate						255,000
Commission rate >100% of annual quota (in both product groups) 2.0 x rate

Note: The commission amount in local currency is equal to: Commission Rate X Quota Value in $US

	At 100%
Base Salary	€195,000
Annual Commissions	€255,000
Total Compensation	€450,000

	Approved by:	Date

V.P.

Participant

H.R.